EXHIBIT 99.1

Contact: Garry O. Ridge
Phone: 619-275-9324

WD-40 Company Reports 5.8% Increase in Third Quarter Sales and 5.6% Increase in Third Quarter Net Income

SAN DIEGO, July 2 / — WD-40 Company (Nasdaq: WDFC) today reported net sales for the third quarter ended May 31, 2008 of $82.1 million, an increase of 5.8% over the third quarter last year. Year-to-date net sales were $240.2 million, up 5.0% over the same period last year.

Net income for the third quarter was $8.1 million, up 5.6% compared to the prior year’s quarter. Earnings per share in the third quarter grew to $0.49 compared to $0.44 during the same period last year. Year-to-date net income was $23.0 million, an increase of 3.1% from last year. Through nine months, earnings per share were $1.36, compared to $1.29 for the same period last year.

Summary

•	Net sales increased 5.8% to $82.1 million for the third quarter. Year-to-date net sales grew 5.0% to $240.2 million.

•

Third quarter lubricant sales were $61.2 million, up 8.2%, and $177.8 million for the first nine months, up 9.6%. Household products sales for the quarter were $19.2 million, down 1.0%, and were $57.7 million year-to-date, down 7.0%. Third quarter heavy-duty hand cleaner sales were $1.8 million, up 4.9%, and $4.7 million through nine months, up 1.6%.

•

Americas region third quarter sales were up 5.8% from a year ago and are down 4.3% year-to-date. Europe region sales for the third quarter were up 3.4% and are up 17.9% year-to-date. Asia/Pacific region sales for the third quarter were up 16.1% from last year and are up 26.4% year-to-date.

•	Net income for the third quarter grew 5.6% to $8.1 million. Year-to-date net income was up 3.1% to $23.0 million.

“We had a solid quarter around the globe,” said Garry Ridge, WD-40 Company President and CEO. “During the quarter we saw a positive impact from our conversion to the Smart Straw® delivery system on the WD-40® brand in the U.S.”

“We were able to implement the conversion to Smart Straw smoothly, and are now moving into the promotional period for that product,” Ridge added.

Updated Fiscal Year 2008 Guidance

WD-40 Company still expects fiscal year 2008 net sales to grow 4%-8% to $320-$332 million. The company now expects net income of $30.0-$31.2 million for fiscal year 2008, achieving earnings per share of $1.78 to $1.85 based on an estimated 16.8 million shares outstanding.

Third quarter gross margin was 46.5% of sales compared to 47.5% in the same period last year, reflecting higher underlying cost of goods. Through nine months, gross margin was 47.4% of sales, compared to 48.2% in the same period last year.

“Our cost of goods have been impacted by the general increases in commodity prices, particularly the sharp increases in oil and steel,” Ridge said. “We are working hard to minimize the impact of these cost increases on our gross margin through a combination of price increases, innovation and cost reduction strategies around the globe.”

Advertising and sales promotion expenses were down 16.1% for the third quarter compared to the same period last year and were down 4.1% for the first nine months of the year.

Selling, general and administrative expenses were up 6.1% in the third quarter to $21.4 million and were up 6.8% through nine months to $63.0 million.

“Recently we have also launched new products under the Spot Shot® brand that give our consumers the best of both worlds—they want powerful but environmentally safe products, and that’s what we’re delivering,” Ridge said.

Spot Shot Instant Carpet Stain and Odor Eliminator TM and Spot Shot PetCleanTM are non-toxic, certified biodegradable by the Scientific Certification System and environmentally friendly—containing no volatile organic compounds or phosphates—while still delivering the superior efficacy consumers have come to expect from Spot Shot.

“Also from our innovation program is the 3-IN-ONE® No-Rust ShieldTM, a new product launching in the fourth quarter that protects tools, sporting goods and other items from rust and corrosion,” Ridge added.

On June 24, 2008, the Board of Directors of WD-40 Company declared the regular quarterly cash dividend of $.25 per share, payable July 31, 2008 to shareholders of record on July 17, 2008.

Total sales for the third quarter were 59% from the Americas, 32% from Europe and 9% from Asia/Pacific.

WD-40 Company’s 4th quarter fiscal 2008 earnings call is scheduled for Wednesday, October 15, 2008. WD-40 Company’s 10-Q will be filed the week of July 7th, 2008.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The Company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40® and 3-IN-ONE®, the Lava® and Solvol® brands of heavy-duty hand cleaners, and household products 2000 Flushes®, X-14®, Carpet Fresh®, No Vac®, Spot Shot® and 1001®. WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $307.8 million in fiscal 2007. Additional information about WD-40 Company can be obtained online at http://www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including impact of cost of goods, the impact of new product innovations and renovations, the impact of foreign currency exchange rates and the timing of advertising and sales promotion activities. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
Net sales	$82,104	$77,581	$240,202	$228,868
Cost of products sold(1)	43,921	40,714	126,409	118,490

Gross profit	38,183	36,867	113,793	110,378

Operating expenses:
Selling, general and administrative	21,446	20,215	63,014	59,006
Advertising and sales promotion	4,339	5,173	15,222	15,876
Amortization of intangible asset	147	147	449	434

Total operating expenses	25,932	25,535	78,685	75,316

Income from operations	12,251	11,332	35,108	35,062

Other (expense) income:
Interest expense, net	(433)	(401)	(1,229)	(1,695)
Other income, net	212	333	753	148

Income before income taxes	12,030	11,264	34,632	33,515
Provision for income taxes	3,957	3,620	11,663	11,238

Net income	$8,073	$7,644	$22,969	$22,277

Earnings per common share:
Basic	$0.49	$0.45	$1.38	$1.31

Diluted	$0.49	$0.44	$1.36	$1.29

Weighted average common shares outstanding, basic	16,431	17,144	16,700	17,070

Weighted average common shares outstanding, diluted	16,580	17,328	16,881	17,268

Dividends declared per share	$0.25	$0.25	$0.75	$0.72

(1)

Includes cost of products acquired from related party of $5,927 and $4,481 for the three months ended May 31, 2008 and 2007, respectively; and $17,104 and $14,276 for the nine months ended May 31, 2008 and 2007, respectively.

WD-40 Company

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share amounts)

	May 31, 2008	August 31, 2007
Assets
Cash and cash equivalents	$37,547	$61,078
Trade accounts receivable, less allowance for doubtful accounts of $537 and $369 at May 31, 2008 and August 31, 2007, respectively	52,097	47,204
Product held at contract packagers	1,810	1,447
Inventories	17,275	13,208
Current deferred tax assets, net	4,159	4,145
Other current assets	3,017	3,489

Total current assets	115,905	130,571

Property, plant and equipment, net	11,016	8,811
Goodwill	96,321	96,409
Other intangible assets, net	41,975	42,543
Investment in related party	767	1,015
Other assets	3,616	3,837

Total assets	$269,600	$283,186

Liabilities and Shareholders' Equity
Accounts payable	$18,298	$21,854
Accounts payable to related party	365	1,506
Accrued liabilities	14,176	12,780
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	4,571	6,906
Income taxes payable	3,016	97

Total current liabilities	51,140	53,857

Long-term debt	32,143	42,857
Long-term deferred tax liabilities, net	16,601	16,005
Deferred employee benefits and other long-term liabilities	3,497	2,195

Total liabilities	103,381	114,914

Shareholders' equity:
Common stock, $0.001 par value, 36,000,000 shares authorized — 18,004,565 and 17,883,299 shares issued at May 31, 2008 and August 31, 2007, respectively; and 16,441,067 and 16,848,601 shares outstanding at May 31, 2008 and August 31, 2007 respectively	18	18
Additional paid-in capital	81,063	74,836
Retained earnings	128,093	118,260
Accumulated other comprehensive income	7,111	7,504
Common stock held in treasury, at cost — 1,563,498 and 1,034,698 shares at May 31, 2008 and August 31, 2007, respectively	(50,066)	(32,346)

Total shareholders' equity	166,219	168,272

Total liabilities and shareholders' equity	$269,600	$283,186

WD-40 Company

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Nine Months Ended May 31,
	2008	2007
Cash flows from operating activities:
Net income	$22,969	$22,277
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,799	2,742
Net gains on sales and disposals of property and equipment	(6)	(17)
Deferred income tax expense	417	1,622
Excess tax benefits from exercises of stock options	(158)	(436)
Distributions received and equity losses (earnings) from related party, net	248	1
Stock-based compensation	1,887	1,502
Changes in assets and liabilities:
Trade accounts receivable	(4,947)	21
Product held at contract packagers	(363)	(674)
Inventories	(4,036)	449
Other assets	360	1,769
Accounts payable and accrued expenses and liabilities	(4,560)	7,222
Accounts payable to related party	(1,141)	720
Income taxes payable	3,219	83
Deferred employee benefits and other long-term liabilities	1,724	82

Net cash provided by operating activities	18,412	37,363

Cash flows from investing activities:
Purchases of marketable securities	(76,175)	(171,625)
Proceeds from sales of marketable securities	76,175	171,625
Capital expenditures	(4,351)	(1,628)
Proceeds from sales of property and equipment	142	233
Proceeds from collections on note receivable	—	25

Net cash used in investing activities	(4,209)	(1,370)

Cash flows from financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Proceeds from issuance of common stock	3,278	7,086
Excess tax benefits from exercises of stock options	158	436
Treasury stock purchases	(17,720)	—
Dividends paid	(12,572)	(12,299)

Net cash used in financing activities	(37,570)	(15,491)

Effect of exchange rate changes on cash and cash equivalents	(164)	274

Net (decrease) increase in cash and cash equivalents	(23,531)	20,776
Cash and cash equivalents at beginning of period	61,078	45,206

Cash and cash equivalents at end of period	$37,547	$65,982

WD-40 Company

Condensed Consolidated Statements of Comprehensive Income

(Unaudited and in thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
Net income	$8,073	$7,644	$22,969	$22,277

Other comprehensive (loss) income:
Equity adjustment from foreign currency translation, net of tax	(151)	529	(482)	1,734
Other, net of tax	89	—	89	—

Total comprehensive income	$8,011	$8,173	$22,576	$24,011